UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2018

CONTANGO OIL & GAS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue

Suite 2900

Houston, Texas 77002

(Address of principal executive offices, including zip code)

(713) 236-7400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer and Director Resignation

On August 14, 2018, Allan D. Keel, President, Chief Executive Officer and a director of Contango Oil & Gas Company (the “Company”), notified the Company of his resignation as President and Chief Executive Officer and as a director and member of the Investment Committee of the Company and from all other current roles with the Company and its subsidiaries effective immediately. Mr. Keel will remain employed by the Company until September 13, 2018 to assist with transitional matters. Mr. Keel’s resignation did not result from any disagreement with the Company regarding any matter related to the Company’s operations, policies or practices.

In connection with his departure, on August 14, 2018, Mr. Keel entered into a separation letter agreement with the Company that supplemented his existing employment agreement, whereby Mr. Keel and the Company acknowledged and agreed that (i) Mr. Keel would immediately resign from all positions, offices and directorships with the Company and any affiliates or subsidiaries; (ii) Mr. Keel’s employment with the Company would be terminated effective September 13, 2018 (the “Termination Date”); and (iii) subject to execution and delivery of a mutually acceptable severance and release agreement, Mr. Keel will receive severance payments and benefits on the same basis set forth in his employment agreement as if the severance payments and benefits were due to his resignation for Good Reason (as defined in his employment agreement) or upon termination by the Company without Cause (as defined in his employment agreement). These severance payments include (i) a lump sum cash payment of two times base salary of $600,000 plus a target bonus for the current year of $600,000 (for a total of $1.8 million), (ii) a prorated cash incentive bonus for 2019 based on attainment of any applicable performance goals for such year, (iii) pro rata vesting of his outstanding equity based awards and (iv) pro rata vesting of any performance-based equity awards subject to achievement of the applicable performance goals. These payments and awards are subject to the conditions and timing prescribed under Mr. Keel’s employment agreement. The Company will also reimburse, or pay on his behalf, Mr. Keel’s COBRA insurance premiums through the eighteenth-month anniversary of the termination, in accordance with the terms of his employment agreement with the Company. Mr. Keel will remain subject to noncompetition, noninterference and non-solicitation covenants of his employment agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the separation letter agreement between the Company and Mr. Keel, which is filed herewith as Exhibit 10.1, and incorporated by reference herein in its entirety.

Appointment of Interim Executive Officer

On August 14, 2018, Wilkie S. Colyer, Jr. was appointed to serve as Interim President and Chief Executive Officer of the Company. Additionally on such date, Mr. Colyer was appointed a director of the Company. See this Item 5.02 under the caption “Appointment of Directors,” for more information and background concerning Mr. Colyer.

The Board of Directors of the Company (the “Board”) approved a base salary of $300,000 per annum for Mr. Colyer during his service as Interim President and Chief Executive Officer payable in accordance with the Company’s general employment practices. Mr. Colyer will be subject to other benefits available to Company employees and may participate, at the discretion of the compensation committee of the Board, in such other bonus plans and equity based and performance based awards under existing compensation plans of the Company.

Appointment of Directors

On August 14, 2018, the Board increased the authorized number of directors of the Company from six to seven directors. On such date, Messrs. Colyer and John C. Goff were appointed as members of the Board, effective immediately. Mr. Goff is a private investor based in Fort Worth, Texas and co-founder and Chairman of Crescent Real Estate Holdings, a privately held real estate organization. Through family and investment entities controlled by him, Mr. Goff recently acquired approximately 18.3% of the outstanding Contango common stock. Mr. Colyer has been with Goff Capital, the family office of John C. Goff, for over ten years, where he has been responsible for the firms’ energy investments.

Mr. Goff, age 62, joined the late financier and well-known fund manager Richard Rainwater in 1987, investing in public securities, private equity and distressed debt in a variety of industries, including oil and gas, health care, insurance and banking. Mr. Goff co-founded Crescent Real Estate with Mr. Rainwater in the early 1990s, designing the strategy and orchestrating the acquisitions leading to its initial public offering (NYSE) in May 1994. Under Mr. Goff’s leadership as Vice Chairman and CEO, Crescent grew from approximately $500 million at its IPO to $6.5 billion upon its sale to Morgan Stanley in August 2007. In November 2009, Mr. Goff reacquired Crescent in partnership with Barclays Capital, and in December 2017 he purchased Barclays’ interest to become the principal owner of Crescent Real Estate and its subsidiaries. Mr. Goff also owns Canyon Ranch, the world’s recognized leader in healthy living and luxury spa vacations.

Mr. Goff is a graduate of The University of Texas at Austin and is a member of the McCombs Business School Hall of Fame. He was named EY Entrepreneur of the Year for the Southwest Region in real estate and construction, and was inducted to the North Texas Commercial Association of Realtors and Real Estate Professionals Hall of Fame.

Mr. Colyer, age 33, joined Goff Capital, the family office of John C. Goff, in 2007. Most recently, he served as Principal for Goff Capital, Inc. and Senior Vice President, Investments of Goff Focused Strategies LLC, an exempt reporting advisor with the SEC and the State of Texas. Mr. Colyer has been responsible for the firms’ energy investing and has held a material role in public and private investments in sectors including financial services and real estate, among others. Mr. Colyer currently serves on the Board of Directors of two publicly held oil and gas producers in which Mr. Goff holds a significant interest, Resolute Energy Corporation and Mid-Con Energy Partners, LP. Mr. Colyer received a Bachelor of Arts in Economics from the University of Texas at Austin. Mr. Colyer holds the Chartered Financial Analyst (“CFA”) designation and is a member of the CFA Society of Dallas-Fort Worth.

Except for the agreements described below, (i) there are no current arrangements or understandings between Mr. Goff or Mr. Colyer and any other persons (including the Company) pursuant to which either was appointed as director or Mr. Colyer was appointed Interim President and Chief Executive Officer, (ii) no family relationships among any of the Company’s directors or executive officers and either Mr. Goff or Mr. Colyer, and (iii) neither Mr. Goff nor Mr. Colyer has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Messrs. Goff and Colyer being appointed directors of the Company, the Company, Mr. Colyer, Mr. Goff and several entities controlled by Mr. Goff (collectively with Messrs. Goff and Colyer, the “Goff Parties”) entered into a Cooperation Agreement dated August 14, 2018, which provides that for the term of the agreement, parties to the agreement are prohibited from making certain public statements directly or indirectly disparaging another party to the agreement or certain of its related parties, in any manner that would damage the business or reputation of such other party, or their or its respective products or services. The Cooperation Agreement also obligates the Goff Parties to keep certain confidential information related to the Company confidential. Upon five days prior written notice, any party may terminate the Cooperation Agreement on any day after the earlier of the day after the Company’s 2019 annual meeting of stockholders and June 15, 2019. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, which is filed herewith as Exhibit 10.2, and incorporated by reference herein in its entirety.

The Company also intends to enter into its standard director indemnification agreement with each of Messrs. Colyer and Goff, whereby the Company will agree to indemnify, defend and hold Messrs. Colyer and Goff harmless from and against losses and expenses incurred as a result of their service on the Board, subject to the terms and conditions provided in the agreement.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosures.

A copy of the press release issued by the Company on August 15, 2018, to announce the Chief Executive Officer’s resignation and succession and the appointment of directors is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 and set forth in the attached press release included in Exhibit 99.1 to this report is deemed to be “furnished” solely pursuant to Item 7.01 of this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or the exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following is a list of exhibits filed or furnished as part of this Form 8-K:

Exhibit No.	Description of Document
10.1	Separation letter agreement by Contango Oil & Gas Company and Allan D. Keel dated August 14, 2018.

10.2	Cooperation Agreement dated August 14, 2018

99.1	Press release dated August 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2018	CONTANGO OIL & GAS COMPANY

	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial and Accounting Officer